SERVICE SHARES DISTRIBUTION PLAN


I. Investment Company: Templeton Institutional Funds, Inc.

II. Fund and Class: Foreign Equity Series - Service Shares


                  PREAMBLE TO SERVICE SHARES DISTRIBUTION PLAN

     Templeton Institutional Funds, Inc. ("Investment Company") is an open-end management investment company organized as a Maryland corporation, which offers shares in multiple series. The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") by the Investment Company for shares of the Foreign Equity Series - Service Shares class (the "Class") of the Fund named above, which Plan shall take effect on the date shares of the Class are first offered (the "Effective Date of the Plan"). The Plan has been approved by a majority of the Board of Directors of the Investment Company (the "Board"), including a majority of the Board members who are not interested persons of the Investment Company and who have no direct or indirect financial interest in the operation of the Plan (the "non-interested Board members"), cast in person at a meeting called for the purpose of voting on such Plan.

     In reviewing the Plan, the Board considered the schedule and nature of payments and terms of the Management Agreement between the Investment Company and Templeton Investment Counsel, Inc. (the "Investment Manager") and the terms of the Amended and Restated Distribution Agreement between the Investment Company and Franklin Templeton Distributors, Inc. ("FTDI"). The Board concluded that the compensation of the Investment Manager, under the Management Agreement, and of FTDI, under the Underwriting Agreement, was fair and not excessive. The approval of the Plan included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

                                DISTRIBUTION PLAN

     1. The Fund shall pay FTDI or others for activities primarily intended to sell shares of the Class. Payments made under the Plan may be used for, among other things, the printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses, including a prorated portion of FTDI's overhead expenses attributable to the distribution of shares of the Class. Payments made under the Plan may also be used to pay FTDI, dealers or others for, among other things, service fees as defined under NASD rules, furnishing personal services or such other enhanced services as a Fund may require, maintaining customer accounts and records,assisting with purchase and redemption requests, arranging for bank wires, monitoring dividends, forwarding shareholder communications, receiving and answering correspondence, or aiding in maintaining the investment of their respective customers in the class. Agreements for the payment of fees to FTDI or others shall be in a form that has been approved from time to time by the Board, including the non-interested Board members.

     2. The maximum amount which may be paid by the Fund shall be 0.35% per annum of the average daily net assets represented by shares of the Class. These payments shall be made quarterly by each Fund to FTDI or others. The costs and expenses not reimbursed in any one quarter (including costs and expenses not reimbursed because they exceeded the limit of 0.35% per annum of the Class's average daily net assets) may be reimbursed in subsequent months or years.

     3. In no event shall the aggregate asset-based sales charges exceed the amount permitted to be paid pursuant to the Rules of Conduct of the National Association of Securities Dealers, Inc.

     4. FTDI shall furnish to the Board, for its review, on a quarterly basis, a written report of the monies paid to it and to others under the Plan, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

     5. The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by the Board, including the non-interested Board members, cast in person at a meeting called for the purpose of voting on the Plan.

     6. The Plan, and any agreements entered into pursuant to this Plan, may be terminated at any time, without penalty, by vote of a majority of the outstanding shares of the Class or by vote of a majority of the non-interested Board members, on not more than sixty (60) days' written notice, or by FTDI on not more than sixty (60) days' written notice, and shall terminate automatically in the event of any act that constitutes an assignment of the Management Agreement between the Fund and the Investment Manager.

     7. The Plan, and any agreements entered into pursuant to this Plan, may not be amended to increase materially the amount to be spent for distribution pursuant to Paragraph 2 hereof without approval by a majority of the Fund's outstanding shares of the Class.

     8. All material amendments to the Plan, or any agreements entered into pursuant to this Plan, shall be approved by the non-interested Board members cast in person at a meeting called for the purpose of voting on any such amendment.

     9. So long as the Plan is in effect, the selection and nomination of the Fund's non-interested Board members shall be committed to the discretion of such non-interested Board members.

     This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Investment Company and FTDI as evidenced by their execution hereof.


Date:  May 1, 1999

                                       Templeton Institutional Funds, Inc.


                                       By: /s/JOHN R. KAY
                                          --------------------------------
                                          John R. Kay, Vice President



                                       Franklin Templeton Distributors, Inc.


                                       By:/s/PETER D. JONES
                                         ------------------------------------
                                       Peter D. Jones, Executive Vice President